Exhibit 99.1

FOR IMMEDIATE RELEASE	NR13-13

DYNEGY COMPLETES $500 MILLION SENIOR NOTES OFFERING

HOUSTON (May 20, 2013) — Dynegy Inc. (NYSE:DYN) has closed its previously announced Rule 144A private placement of $500 million in aggregate principal amount of 5.875% Senior Notes due 2023 (the Notes). Dynegy used the proceeds of the offering to repay its recently issued $500 million, seven-year Term Loan B.

The Notes have not been registered under the Securities Act of 1933, as amended (the Securities Act), and may not be offered or sold in the United States without registration under the Securities Act or pursuant to an applicable exemption from such registration.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any security, nor shall there be any sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

ABOUT DYNEGY

Dynegy’s subsidiaries produce and sell electric energy, capacity and ancillary services in key U.S. markets. The Dynegy Power, LLC power generation portfolio consists of approximately 6,771 megawatts of primarily natural gas-fired intermediate and peaking power generation facilities. The Dynegy Midwest Generation, LLC portfolio consists of approximately 2,980 megawatts of primarily coal-fired baseload power plants.

This press release contains statements reflecting assumptions, expectations, projections, intentions or beliefs about future events that are intended as “forward-looking statements.” Discussion of risks and uncertainties that could cause actual results to differ materially from current projections, forecasts, estimates and expectations of Dynegy is contained in Dynegy’s filings with the Securities and Exchange Commission (the “SEC”). Specifically, Dynegy makes reference to, and incorporates herein by reference, the section entitled “Risk Factors” in its 2012 Form 10-K and the 10-Q for the quarterly period ended March 31, 2013. Any or all of Dynegy’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond Dynegy’s control.

Dynegy Inc. Contacts: Media: Katy Sullivan, 713.767.5800; Analysts: 713.507.6466